Exhibit 12.1

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table contains our consolidated ratios of earnings to fixed charges and ratio of earnings to fixed charge and preferred stock dividends for the periods indicated.

	Three Months Ended March 31, 2014	Years Ended December 31,
		2013	2012		2011		2010		2009
	(in thousands)
Fixed Charges:
Interest Charges	25,312	76,016	56,796		12,388		3,995		2,801
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC, cumulative distribution rate of 8.0%*	4,028	14,323	8,090		—		—		—

Total Fixed Charges	29,340	90,339	64,886		12,388		3,995		2,801
Loss Before Taxes and Non-controlling Interest	(37,901)	(274,349)	(138,968)		(59,676)		(22,812)		(15,633)
Fixed Charges (Calculated Above)	29,340	90,339	64,886		12,388		3,995		2,801
Less: Capitalized Interest	(525)	(2,396)	(4,240)		—		—		—
Less: Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC, cumulative distribution rate of 8.0%*	(4,028)	(14,323)	(8,090)		—		—		—

Earnings	(13,114)	(200,729)	(86,412)		(47,288)		(18,817)		(12,832)
Amount by which earnings are insufficient to cover fixed charges	42,454	291,068	151,298		59,676		22,812		15,633
Ratio of Earnings to Fixed Charges(1)	— (2)	— (3)	—	(4)	—	(5)	—	(6)	—	(7)
Series B Convertible Preferred Stock, cumulative, dividend rate 2.75%	—	—	—		—		131		—
Series C Cumulative Perpetual Preferred Stock, cumulative dividend rate 10.25%	2,562	10,248	10,248		10,248		2,336		26
Series D Cumulative Preferred Stock, cumulative dividend rate 8.0%	4,424	17,655	11,699		3,759		—		—
Series E Preferred Stock, cumulative dividend rate 8.0%	1,834	7,561	894		—		—		—

Pre-tax earnings required to cover preferred stock dividends*	8,820	35,464	22,841		14,007		2,467		26
Amount by which earnings are insufficient to cover fixed charges and preferred stock dividends	51,274	326,532	174,139		73,683		25,279		15,659
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	— (8)	— (9)	—	(10)	—	(11)	—	(12)	—	(13)

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(2)
Earnings were insufficient to cover fixed charges for the three months ended March 31, 2014 by $42.5 million.

(3)
Earnings were insufficient to cover fixed charges for the year ended December 31, 2013 by $291.1 million.

(4)
Earnings were insufficient to cover fixed charges for the year ended December 31, 2012 by $151.3 million.

(5)
Earnings were insufficient to cover fixed charges for the year ended December 31, 2011 by $59.7 million.

(6)
Earnings were insufficient to cover fixed charges for the year ended December 31, 2010 by $22.8 million.

(7)
Earnings were insufficient to cover fixed charges for the year ended December 31, 2009 by $15.6 million.

(8)
Earnings were insufficient to cover fixed charges and preferred stock dividends for the three months ended March 31, 2014 by $51.3 million.

(9)
Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2013 by $326.5 million.

(10)
Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2012 by $174.1 million.

(11)
Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2011 by $73.7 million.

(12)
Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2010 by $25.3 million.

(13)
Earnings were insufficient to cover fixed charges and preferred stock dividends for the year ended December 31, 2009 by $15.7 million.

*
Preferred dividends are not grossed up by taxes as the Company reported losses from continuing operations for the periods presented.